Exhibit 99.1

Contact:	Larry Keener
Chairman and Chief
Executive Officer
(972) 991-2422

PALM HARBOR HOMES ANNOUNCES PRELIMINARY RESULTS

FOR SECOND FISCAL QUARTER 2007

DALLAS (October 11, 2006) — Palm Harbor Homes, Inc. (NASDAQ: PHHM) today indicated that, based on preliminary information, it expects to report a loss for the second fiscal quarter ended September 29, 2006.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., remarked, “The traditional HUD manufacturing housing industry has continued to falter through the summer months and a meaningful recovery has yet to gain traction. We remain focused on managing the fundamental aspects of our business that we can control in order to continue to operate profitably. Palm Harbor’s modular business continues to thrive and we are pleased with the trends and growth opportunities ahead for our modular products. However, at the beginning of the second fiscal quarter, we noted that the pace of growth in our traditional HUD business was slowing down as indicated by backlog levels and incoming order rates. As previously announced, in response to this trend, we have reduced our retail housing operations by eight retail stores and closed one less-than-efficient factory in Alabama. We believe we have taken the right steps to more effectively balance our manufacturing and distribution capacity with the current needs of the market. Restructuring expenses of approximately $4.0 million associated with these streamlining actions will be incurred in the second fiscal quarter. Resulting cost reductions should approximate $5.0 million annually and begin in the third fiscal quarter.”

Keener added, “The Company has filed a petition for the dissolution of our partnership with BSM Financial, L.P., a conventional real estate mortgage bank of which Palm Harbor is the 50 percent sole limited partner. We will write off our investment in BSM during the second fiscal quarter, resulting in additional charges of approximately $4.3 million. As a result of this combination of events with total charges of approximately $8.3 million, we expect to report a net loss of approximately $0.23 per share for the second fiscal quarter. Excluding these charges, the Company expects to report a break-even quarter.”

The Company plans to announce its financial results for the second fiscal quarter and six months ended September 29, 2006, on Tuesday, October 17, 2006, with a conference call at 10:00 a.m. ET on Wednesday, October 18, 2006.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.